Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Forward Funds:

We consent to the use of our reports dated February 26, 2018, with respect to the financial statements of Salient International Real Estate Fund, Salient Real Estate Fund, Salient Select Income Fund, Salient Select Opportunity Fund, Salient Tactical Real Estate Fund, Salient Adaptive Balanced Fund, Salient Adaptive Income Fund, Salient Adaptive US Equity Fund, Salient EM Infrastructure Fund, Salient International Dividend Signal Fund, Salient International Small Cap Fund, Salient Tactical Growth Fund, Salient Tactical Muni & Credit Fund, and Salient US Dividend Signal Fund, and the related notes, incorporated by reference herein and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 26, 2018